EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE SECOND QUARTER 2017

Company Reaffirms Full Year Guidance for 2017

Strong Growth in Retail with Revenues up 13% in the Segment

VANCOUVER, WASHINGTON, July 31, 2017 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the second quarter and six months ended June 30, 2017.

Q2 2017 Highlights
All comparisons relate to the second quarter of 2016 unless otherwise indicated:

•	Revenues:

◦	Total revenue was $77.0 million compared to prior year of $78.5 million.

◦	Direct segment sales decreased 13.0% to $39.1 million primarily due to expected declines in TreadClimber® sales.

◦	Retail segment sales increased 12.7% to $37.1 million, reflecting robust growth across traditional and e-commerce partners in multiple product categories.

•	Gross Margins:

◦	Total company gross margins decreased by 350 basis points to 49.8% due to a shift in segment mix, and lower margins in the Direct segment, that more than offset higher Retail segment margins.

◦	Direct margins decreased by 380 basis points due to unfavorable overhead absorption related to lower volumes and increased TreadClimber® discounting.

◦	Retail margins increased by 100 basis points due to improved product mix and the reduction of certain warranty reserves.

•	Operating Expenses:

◦	Operating expenses were approximately flat as a percentage of net sales due to expense management and the reversal of a reserve related to a settled royalty dispute.

•	Operating income of $3.8 million compared to prior year of $6.6 million, with operating margin of 5.0%, down 340 basis points versus prior year.

•
Income from continuing operations for the second quarter of 2017 was $2.6 million, or $0.08 per diluted share, compared to income from continuing operations of $3.7 million, or $0.12 per diluted share in the prior year quarter.

•	EBITDA from continuing operations totaled $6.2 million compared to $8.5 million in the prior year period.

•	At June 30, 2017, cash and marketable securities increased to $85.4 million and debt decreased to $56.0 million, compared to $79.6 million and $64.0 million, respectively, at December 31, 2016.

Q2 2017 YTD Highlights
All comparisons relate to the first six months of 2016 unless otherwise indicated:

•	Revenues:

◦	Total revenue was $190.3 million compared to prior year of $199.5 million.

◦	Direct segment sales decreased 9.8% to $113.8 million primarily due to lower TreadClimber® sales.

◦	Retail segment sales increased 4.4% to $74.9 million, reflecting sales increases across a variety of accounts.

•	Gross Margins:

◦	Total company gross margins decreased by 170 basis points to 52.6% due to a shift in segment mix, and lower margins in the Direct segment, partially offset by higher Retail margins.

•	Operating income decreased by 36.1% to $16.5 million and operating margin decreased by 430 basis points, from 13.0% to 8.7%.

•	EBITDA from continuing operations decreased by 28.6% to $21.1 million.

Bruce M. Cazenave, Chief Executive Officer, stated, “Second quarter 2017 results were in-line with our expectations. Solid double-digit revenue growth and increased gross margins in our Retail segment were driven by strong performance in our traditional retail and Octane Fitness businesses, and across several product categories. In our Direct Segment, we saw increased sales of the recently launched Bowflex Hybrid Velocity Trainer, “HVT”, and continued gains in the Strength category, which were more than offset by continued declines in TreadClimber sales despite increased discounting.”

Mr. Cazenave continued, “Our second quarter performance gives us the confidence to reiterate our 2017 full year guidance of 5%-7% growth in revenues and operating income. We expect to return to double-digit top line growth for the back half of 2017 due to a number of factors. In our Direct segment, expected growth from multiple product offerings, including our Bowflex Max Trainer and the added new HVT offering, along with comparable quarter results reflective of reduced TreadClimber sales, will enable us to return to growth in this segment. In our Retail segment, we anticipate continued solid results driven by expanded product offerings across our Octane, Nautilus, and Bowflex brands, which are expected to garner broad commercial, traditional retail, and e-commerce placement this Fall.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $39.1 million in the second quarter of 2017, a decrease of 13.0% over the comparable period last year. Direct segment sales were impacted by a decline in TreadClimber® product sales, coupled with difficult prior period comps related to the launch of the Max Trainer M7 in late Q1 2016. Operating income for the Direct segment was $2.5 million for the second quarter of 2017, compared to $7.5 million in the second quarter of last year. Operating income was impacted by the declines in net sales and gross profits, coupled with higher creative costs related to the HVT product launch. Gross margin for the Direct business declined by 380 basis points due to increased discounting for TreadClimber® products and lower volume resulting in lower overhead absorption.

Net sales for the Retail segment were $37.1 million in the second quarter of 2017, an increase of 12.7% when compared to $32.9 million in the second quarter last year. The increase reflected robust growth across multiple products and several key customer accounts. Operating income for the Retail segment was $6.1 million for the second quarter of 2017 compared to $4.1 million in the second quarter of last year. The increase in Retail operating income was primarily due to the higher net sales and gross margins, coupled with reversal of a $1.4 million reserve related to settlement of a royalty dispute. Retail gross margin was 34.5% in the second quarter of 2017, compared to 33.5% in the same quarter of the prior year. The higher gross margin reflected improved product mix, coupled with the experience-related reduction of warranty reserves.

Royalty revenue in the second quarter 2017 was $0.8 million, compared to $0.7 million for the same quarter of last year.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of June 30, 2017, the Company had cash and marketable securities of $85.4 million and debt of $56.0 million, compared to cash and marketable securities of $79.6 million and debt of $64.0 million at year-end 2016. Working capital of $87.1 million as of June 30, 2017 was $2.2 million higher than the 2016 year-end balance of $85.0 million, as an increase in cash and marketable securities offset a decline in other working capital accounts. Inventory as of June 30, 2017 was $42.3 million, compared to $47.0 million as of December 31, 2016 and $43.0 million at the end of the second quarter last year.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the second quarter ended June 30, 2017 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, July 31, 2017. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (888) 287-5563 in North America and international listeners may call (719) 325-2495. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 7:30 p.m. ET, July 31, 2017, through 11:59 p.m. ET, August 14, 2017. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 4396733.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2017 and 2016.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. The Company presents EBITDA from continuing operations as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels, as well as in commercial channels with Octane Fitness® products. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about projected or forecasted financial and operating results, statements regarding the Company's prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products, channel diversification, anticipated response to media advertising; or anticipated demand for the Company's new and existing products. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include failure to successfully integrate and realize anticipated benefits of acquired businesses, our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, greater than anticipated costs associated with launch of new products, changes in consumer fitness trends, changes in the media consumption habits of our target consumers or the effectiveness of our media advertising, a decline in consumer spending due to unfavorable economic conditions and, softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange

Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #

SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and six months ended June 30, 2017 and 2016 (unaudited and in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net sales	$77,029	$78,529	$190,281	$199,457
Cost of sales	38,651	36,667	90,158	91,251
Gross profit	38,378	41,862	100,123	108,206

Operating expenses:
Selling and marketing	23,628	24,711	61,293	59,890
General and administrative	7,315	7,203	14,801	15,434
Research and development	3,586	3,375	7,497	7,009
Total operating expenses	34,529	35,289	83,591	82,333

Operating income	3,849	6,573	16,532	25,873
Other, net	(127)	(582)	(487)	(1,118)
Income from continuing operations before income taxes	3,722	5,991	16,045	24,755
Income tax expense	1,156	2,295	5,294	9,473
Income from continuing operations	2,566	3,696	10,751	15,282
Loss from discontinued operations(1)	(77)	(166)	(1,169)	(308)
Net income	$2,489	$3,530	$9,582	$14,974

Basic income per share from continuing operations	$0.08	$0.12	$0.35	$0.49
Basic loss per share from discontinued operations	—	(0.01)	(0.04)	(0.01)
Basic net income per share	$0.08	$0.11	$0.31	$0.48

Diluted income per share from continuing operations	$0.08	$0.12	$0.35	$0.49
Diluted loss per share from discontinued operations	—	(0.01)	(0.04)	(0.01)
Diluted net income per share	$0.08	$0.11	$0.31	$0.48

Shares used in per share calculations:
Basic	30,755	31,072	30,734	31,044
Diluted	31,095	31,335	31,110	31,315

Select Metrics:
Gross margin	49.8%	53.3%	52.6%	54.3%
Selling and marketing % of net sales	30.7%	31.5%	32.2%	30.0%
General and administrative % of net sales	9.5%	9.2%	7.8%	7.7%
Research and development % of net sales	4.7%	4.3%	3.9%	3.5%
Operating income % of net sales	5.0%	8.4%	8.7%	13.0%

(1) The six months ended June 30, 2017 includes a $1.2 million expense related to a lawsuit settlement with Biosig Instruments, Inc.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and six months ended June 30, 2017 and 2016 (unaudited and in thousands):

	Three Months Ended June 30,		Change
	2017	2016	$	%
Net sales:
Direct	$39,111	$44,940	$(5,829)	(13.0)%
Retail	37,083	32,911	4,172	12.7%
Royalty	835	678	157	23.2%
	$77,029	$78,529	$(1,500)	(1.9)%

Operating income (loss):
Direct	$2,519	$7,525	$(5,006)	(66.5)%
Retail	6,097	4,117	1,980	48.1%
Unallocated corporate	(4,767)	(5,069)	302	6.0%
	$3,849	$6,573	$(2,724)	(41.4)%

	Six Months Ended June 30,		Change
	2017	2016	$	%
Net sales:
Direct	$113,814	$126,174	$(12,360)	(9.8)%
Retail	74,888	71,716	3,172	4.4%
Royalty	1,579	1,567	12	0.8%
	$190,281	$199,457	$(9,176)	(4.6)%

Operating income (loss):
Direct	$17,852	$28,669	$(10,817)	(37.7)%
Retail	8,309	8,061	248	3.1%
Unallocated corporate	(9,629)	(10,857)	1,228	11.3%
	$16,532	$25,873	$(9,341)	(36.1)%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of June 30, 2017 and December 31, 2016 (unaudited and in thousands):

	As of
	June 30, 2017	December 31, 2016
Assets

Cash and cash equivalents	$21,811	$47,874
Available-for-sale securities	63,624	31,743
Trade receivables, net of allowances of $290 and $170	24,220	45,458
Inventories	42,344	47,030
Prepaids and other current assets	6,020	8,020
Income taxes receivable	4,041	3,231
Total current assets	162,060	183,356

Property, plant and equipment, net	16,037	17,468
Goodwill	61,957	61,888
Other intangible assets, net	68,166	69,800
Deferred income tax assets, non-current	—	11
Other assets	492	543
Total assets	$308,712	$333,066

Liabilities and Shareholders' Equity

Trade payables	$46,936	$66,020
Accrued liabilities	8,746	12,892
Warranty obligations, current portion	3,266	3,500
Note payable, current portion	15,993	15,993
Total current liabilities	74,941	98,405

Warranty obligations, non-current	3,385	3,950
Income taxes payable, non-current	2,571	2,403
Deferred income tax liabilities, non-current	17,103	16,991
Other long-term liabilities	2,358	2,481
Note payable, non-current	39,982	47,979
Shareholders' equity	168,372	160,857
Total liabilities and shareholders' equity	$308,712	$333,066

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table presents a reconciliation of EBITDA from continuing operations for the three and six months ended June 30, 2017 and 2016 (unaudited and in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Income from continuing operations	$2,566	$3,696	$10,751	$15,282
Interest expense	237	446	550	858
Income tax expense of continuing operations	1,156	2,295	5,294	9,473
Depreciation and amortization	2,274	2,029	4,518	3,964
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$6,233	$8,466	$21,113	$29,577